UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): June 25, 2014

QKL STORES INC.

(Exact name of registrant as specified in charter)

Delaware	033-10893	75-2180652
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4 Nanreyuan Street

Dongfeng Road

Sartu District

163300 Daqing, PRC

(Address Of Principal Executive Offices) (Zip Code)

(011) 86-459-460-7825

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of June 25, 2014, immediately following the Annual Meeting (as defined below), Mr. Cheng Kam Ho will serve as a member of the Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee of the board of directors of QKL Stores Inc. (the “Company”). Mr. Cheng will serve as the Chairman of the Compensation Committee of the board of directors of the Company. Mr. Chaoying Li, the previous Chairman of the Compensation Committee and member of the Audit Committee, Nominating and Corporate Governance Committee, resigned effective on January 1, 2014.

The board of directors has determined that Mr. Cheng meets the independence requirements set forth in Rule 5605(a)(2) of the Marketplace Rules of The Nasdaq Stock Market, Inc. (the “Nasdaq Marketplace Rules”) and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

A description of Mr. Cheng’s biographical information is disclosed in the Company’s proxy statement on Form DEF 14A filed with the Securities and Exchange Commission on April 30, 2014.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On June 25, 2014, the Company held its 2014 Annual Meeting of Shareholders (the “Annual Meeting”). At the Annual Meeting, the stockholders elected each of the following five nominees to the board of directors of the Company for a one-year term beginning from the date of the Annual Meeting and expiring at the 2015 annual meeting of stockholders: Mr. Zhuangyi Wang, Ms. Xishuang Fan, Mr. Tsz Fung Philip Lo, Mr. Jingyuan Gao and Mr. Cheng Kam Ho. Additionally, the stockholders ratified the appointment of Albert Wong & Co. LLP as the Company’s independent auditors for the fiscal year ending December 31, 2014.

The final voting results are set forth below:

1. Election of Directors

Nominee	For	Against	Withheld	Broker Non-Votes
Zhuangyi Wang	883,401	0	8,651	348,332
Xishuang Fan	883,501	0	8,551	348,332
Tsz Fung Philip Lo	844,445	0	47,607	348,332
Jingyuan Gao	844,320	0	47,732	348,332
Cheng Kam Ho	844,445	0	47,607	348,332

2. Ratification of Albert Wong & Co. LLP as the Company’s Independent Auditors

For	Against	Abstain	Broker Non-Votes
1,229,593	10,291	500	-

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QKL STORES INC.

By:	/s/ Tsz-Kit Chan
Name: Tsz-Kit Chan
Title: Chief Financial Officer

Date: June 26, 2014